Exhibit 10.2

Oncobiologics Inc
STOCK INCENTIVE PLAN

Article I

ESTABLISHMENT AND PURPOSES

1.1           Establishment. The Oncobiologics Inc Stock Incentive Plan (“Plan”) is hereby established by Oncobiologics Inc. (“Company”), effective as of October 13, 2011,

1.2           Purpose. The purpose of the Plan is to promote the overall financial objectives of the Company and its shareholders by attracting and retaining talented executives and motivating those persons selected to participate in the Plan to achieve long-term growth in shareholder value.

Article II

DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

2.1           “Affiliate” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

2.2           “Agreement” means, individually or collectively, any agreement entered into·under the Plan pursuant to which an Award is granted to a Participant.

2.3           “Award” means any Stock Option, Restricted Stock or other award granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. No Award shall be granted more than ten (10) years from the date the Plan is adopted by the Company.

2.4           “Beneficiary” means any person or other entity designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards have been transferred if and to the extent permitted hereunder. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

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2.5           “Board of Directors” or “Board” means the Board of Directors of the Company.

2.6           “Cause” means, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement, or in the event there is no such employment agreement or arrangement or the employment agreement or arrangement does not define the term “cause” or a substantially equivalent term, then Cause shall mean (a) any act or omission which constitutes cause under the Company’s established practices, policies or guidelines applicable to the Participant, including without limitation, gross negligence or willful or wanton misconduct; (b) the material breach of a fiduciary duty owing to the Company, including without limitation, theft, fraud and embezzlement; (c) the Participant’s conviction of, guilty or nolo contendre plea to, or confession of guilt of, a felony; or (d) conduct or the omission of conduct on the part of the Participant which constitutes a material breach of any statutory or common-law duty of loyalty to the Company or an Affiliate.

2.7           “Change in Control” has the meaning set forth in Section 12.2.

2.8           “Chief Executive Officer” means the person from time to time serving in the office of chief executive officer of the Company.

2.9           “Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed regulations) thereunder and any subsequent Internal Revenue Code.

2.10         “Committee” means the person or person appointed or designated by the Board to administer the Plan. Unless otherwise specifically appointed or designated by the Board, the Company’s entire Board (other than the Chief Executive Officer) shall constitute the Committee with respect to the Chief Executive Officer, and the Chief Executive Officer shall constitute the Committee with respect to all other Participants.

2.11         “Common Stock” means the shares of the Company’s common stock, no par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purposes of the Plan.

2.12         “Company” means Oncobiologics Inc, a New Jersey corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

2.13         “Disability,” unless other provided in an Agreement, means:

(a)          such term (or substantially equivalent term) defined in the written employment agreement or arrangement between the Participant and the Company, or in the event there is no such employment agreement or arrangement or the employment agreement or arrangement does not define the term “disability” or a substantially equivalent term, then

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(b)          a physical or mental condition or illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or

(c)          if the Participant is not covered by such a ·plan or the Participant is not an employee of the Company or an Affiliate, a physical or mental condition or illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate for a period (whether continuous or periodic) of at least six (6) months.

Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.14         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.15         “Fair Market Value” means the value of one share of Common Stock, determined pursuant to the applicable method described below, without regard to whether the Common · Stock is restricted or represents a minority interest:

(a)          if the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the closing price of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by NASDAQ, as the case may be;

(b)          if the Common Stock is not listed on a national securities exchange or quoted on NASDAQ, but is actively traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), or the most recent preceding date for which such quotations are reported; and

(c)          if, on the relevant date, the Common Stock is not publicly traded or reported as described in (a) or (b) above, the value determined in good faith by the Committee, such as through an annual appraisal of the Company by an independent appraisal firm selected by the Board.

2.16         “Grant Date” means the date as of which an Award is granted pursuant to the Plan.

2.17         “Immediate Family Member” means, except as otherwise determined by the Committee, a Participant’s children, stepchildren, grandchildren, descendants, parents, stepparents, grandparents, spouse, siblings, in-laws and persons related by reason of legal adoption, including a trust (or a custodian under a uniform gifts to minors act or similar statute) for the benefit of any one or more of the foregoing.

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2.18         “NASDAQ” means The NASDAQ Stock Market, including the NASDAQ National Market.

2.19         “Nonqualified Stock Option” means an Option to purchase Common Stock in the Company granted under the Plan, the taxation of which is pursuant to Section 83 of the Code.

2.20         “Option” or “Stock Option” means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock at a specified price during specified time periods.

2.21         “Option Period” means the period during which an Option shall be exercisable in accordance with the related Agreement and Article VI.

2.22         “Option Price” means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3(b).

2.23         “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term “Participant” shall mean such Representative. The term also shall include an Immediate Family Member to whom an Award has been transferred if and to the extent provided by an Agreement. Notwithstanding the foregoing, the term “Termination of Employment” shall mean the Termination of Employment of the person to whom the Award was originally granted.

2.24         “Plan” means this Oncobiologics Inc Stock Incentive Plan, as herein set forth and as may be amended from time to time.

2.25         “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant’s death; or (d) any person to whom an Award has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee. Any Representative shall be subject to all terms and conditions applicable to the Participant.

2.26         “Restricted Stock” means an Award granted under Article VII hereof.

2.27         “Retirement” means the Participant’s Termination of Employment after attaining either the normal retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such a plan, or if the Participant is not covered by such a plan, then age sixty-five (65).

2.28         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.29         “Termination of Employment” means the occurrence of any act or event that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an

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officer, director or employee of the Company or of any subsidiary of the Company, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its subsidiaries of all businesses owned or operated by the Company or its subsidiaries. A transfer of employment from the Company to a subsidiary, or from a subsidiary to the Company, will not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur for an employee who is employed by a subsidiary of the Company if the subsidiary shall cease to be a subsidiary and the Participant shall not immediately thereafter become an employee of the Company or a subsidiary of the Company.

2.30         “Transfer” means any sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other disposition or transfer of title, whether by operation of law or otherwise.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

Article III

ADMINISTRATION

3.1           Committee Actions.

(a)           The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be the acts of the Committee.

(b)           A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

3.2           Committee Authority. Subject to the terms of the Plan, the Committee shall have the authority:

(a)           to select those persons to whom Awards may be granted from time to time;

(b)           to determine whether and to what extent Awards are to be granted hereunder within plan guidelines;

(c)           to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

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(d)           to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any Award, any shares of Common Stock relating thereto, any performance criteria and the satisfaction of each criteria);

(e)           to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 10.1;

(f)           to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

(g)           to determine under what circumstances an Award may be settled in cash or Common Stock;

(h)           to provide for the forms of Agreements and other documents and notices to be utilized in connection with the Plan;

(i)           to determine what securities law and other legal requirements are applicable to the Plan, Awards and the issuance of shares of Common Stock under the Plan and to require of a Participant that appropriate action be taken with respect to such requirements;

(j)           to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

(k)           to interpret and make final determinations with respect to the remaining number of shares of Common Stock available under this Plan;

(l)           to require, as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any Federal, state or local taxes as may required by law;

(m)           to determine whether, under what circumstances and with what effect a Participant has incurred a Termination of Employment;

(n)           to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

(o)           to determine Fair Market Value;

(p)           to determine the restrictions or limitations on the transfer of Common Stock;

(q)           to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

(r)           to determine the permissible methods of Award exercise and payment;

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(s)           to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

(t)           to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to Awards granted at different times or to different Participants.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No determination shall be subject to de novo review if challenged in court.

Article IV

STOCK SUBJECT TO PLAN

4.1           Number of Shares. Subject to the adjustment under Section 4.5, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards awarded under the Plan shall be 4,000,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized and unissued shares acquired from a third party or treasury shares. Share awards will not exceed 1,000,000 shares to any individual for any plan year or over the life of the plan. This share limitation would be adjusted on a pro-rata basis should additional shares be reserved for plan award purposes.

4.2           Release of Shares. The Committee shall have full authority to determine the number of shares of Common Stock available for Award, and in its discretion may include (without limitation) as available for distribution any shares of Common Stock that have ceased to be subject to an Award; any shares of Common Stock subject to any Award that have been previously forfeited; any shares under an Award that otherwise terminates without issuance of shares of Common Stock being made to a Participant; or any shares of Common Stock that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation. Any shares that are available immediately prior to the termination of the Plan, or any shares of Common Stock returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

4.3           Restrictions on Shares. Shares of Common Stock issued as or upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in an Agreement. The Company shall not be required to issue or deliver any certificates for shares of

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Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange or NASDAQ (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to discharge its legal obligation with respect to the exercise of an Award. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

4.4           Shareholder Rights. No person shall have any rights of a shareholder as to shares of Common Stock subject to an Award until, (i) after proper exercise of the Award, (ii) after such other action required pursuant to such Option, or (iii) as otherwise provided herein or in an Agreement, such shares shall have been recorded on the Company’s official shareholder records as having been issued or transferred. Upon exercise of the Option or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a shareholder for any purpose prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company’s official shareholder records, except as provided hen in or in an Agreement.

4.5           Adjustment for Corporate Changes. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction or event involving the Company, then the Committee shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the exercise price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to ·reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares.

Article V

ELIGIBILITY AND SELECTION

5.1           Eligibility. The persons eligible to participate in the Plan and be granted Awards shall be directors, officers, employees of the Company or any subsidiary of the Company, and independent contractors and consultants to the Company who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its subsidiaries.

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5.2           Selection of Participants. Of those persons described in the preceding Section, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. The Committee may give consideration to the person’s functions and responsibilities, the person’s contributions to the Company, the value of the individual’s service to the Company and other factors deemed relevant by the Committee.

Article VI

STOCK OPTIONS

6.1           General. The Committee shall have authority to grant Options under the Plan at any time or from time to time, which Options shall be limited to Nonqualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (which may differ from other Agreements), including, without limitation, payment of the Option Price.

6.2           Grant and Exercise. The grant of an Option shall occur as of the date the Committee determines. Options may be granted alone or in connection with other Awards. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant.

6.3           Terms and Conditions. Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)          Option Period. The Option Period of each Option shall be fixed by the Committee; provided that no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(b)          Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be at least Fair Market Value as of the Grant Date, as determined by the Committee.

(c)          Vesting and Exercisability. Subject to Section 10.1, Options shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in an Agreement. In addition, the Committee at any time may accelerate the exercisability of or part of any Option.

(d)          Method of Exercise; Payment. Subject to the provisions of this Article VI, a Participant may exercise Options, in whole or in part, at any time during the Option Period by the Participant’s giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of shares of Common Stock subject to the Option which are to be purchased. Such notice shall be accompanied by payment in full of the

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purchase price by cash, certified or cashier’s check or such other form of payment authorized in the Agreement evidencing this Option. To the extent set forth in the Agreement evidencing the Option, payment in full or in part may be made (i) by delivering shares of Common Stock already owned by the Participant for a period of at least six (6) months and having a total Fair Market Value (for all such shares) on the date of such delivery equal to the aggregate Option Price (for the number of shares of Common Stock which are to be purchased); (ii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon the exercise of the Option having a total Fair Market Value (for all such shares) on the date of delivery equal to the aggregate Option Price (for the total number of shares of Common Stock which are to be purchased); (iii) by such other payment means authorized by the Committee; or (iv) by any combination of the foregoing. No shares of Common Stock shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if an Option is exercised using Restricted Stock and any terms and conditions of an Agreement, a Participant shall have all of the rights of a shareholder of the Company holding the class of Common Stock that is subject to such Option (including, if applicable, the right to vote the .shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid in full for such shares, and such shares have been recorded on the Company’s official shareholder records as having been issued and transferred.

(e)          Nontransferability. Except as specifically provided herein or in an Agreement with respect to Transfers to an Immediate Family Member, no Option or interest therein shall be transferable by a Participant other than by will or by the laws of descent and distribution. All Options shall be exercisable during the Participant’s lifetime only by a Participant.

6.4           Termination by Reason of Death, Disability or Retirement. Unless otherwise provided in an Agreement, if a Participant incurs a Termination of Employment due to death, Disability or Retirement any unexpired and unexercised Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year immediately following the date of such Termination of Employment or until the expiration of the Option Period, whichever period is the shorter.

6.5           Other Termination of Employment. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment for any reason other than as provided in Section 6.4 above, any Option held by such Participant thereupon shall terminate immediately. The death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.

6.6           Cashing-Out of Option. On receipt of written notice of exercise, the Committee may elect to cash-out all or any part of the Option to be exercised by paying the Participant on amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price times the number of shares of Common Stock subject to the Option on the effective date of such cash-out.

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Article VII

RESTRICTED STOCK

7.1           General. The Committee shall have authority to grant shares of Restricted Stock under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement which shall become effective upon execution by the Participant.

7.2           Grant, Awards and Certificates. The grant of Restricted Stock shall occur as of the date the Committee determines. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and may require in an Agreement such terms and conditions as shall apply thereafter. As a condition of any Award of Restricted Stock, the Committee may require that the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

7.3           Terms and Conditions. Shares of Restricted Stock shall be subject to such terms and conditions as shall be determined by the Committee, including the .following:

(a)          Transfer Limitations. Except as specifically provided herein or in an Agreement, during a period set by the Committee, commencing with the date of such Award (the “Restriction Period”), shares of Restricted Stock shall not be subject to Transfer. After the expiration of the Restriction Period, shares of Restricted Stock only shall be subject to Transfer in accordance with the terms of this Plan and an Agreement and only to an Immediate Family Member.

(b)          Rights. Except as provided in this Section and any Agreement with respect to shares of Restricted Stock, a Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to receive any cash dividends. Notwithstanding the foregoing, during the Restriction Period and thereafter (as further provided in an Agreement with respect to the Award), all shares of Restricted Stock shall be held in custody by the Company (or as otherwise provided in the Agreement) and shall be voted by the Chief Executive Officer.

(c)          Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

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(d)          Forfeiture. Unless otherwise provided in an Agreement if a Participant has a Termination of Employment due to death, Disability or Retirement, the Restrictions shall be cancelled on the earlier of (1) the first anniversary of such Termination of Employment or (2) the expiration of the remaining .Restricted Period and the shares of Restricted Stock shall be fully vested and nonforfeitable, subject to the terms, conditions, and restrictions of the Shareholder’s Agreement which shall remain in effect.. Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant’s Termination of Employment for any reason during the Restriction Period other than a Termination of Employment due to death, Disability or Retirement, all shares of Restricted Stock which have not vested pursuant to an Agreement shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s shares of Restricted Stock.

(e)          Delivery. If a stock certificate is issued in respect of Restricted Stock, the certificate shall be registered in the name of the Participant but shall be held by the Company for the account of the Participant until the end of the Restriction Period or such later date as provided by the Plan or an Agreement. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the Participant.

(f)          Election. A Participant may elect to further defer receipt of the Restricted Stock for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made one (1) year prior to completion of the Restriction Period.

Article VIII

RESTRICTED SHARE UNITS

8.1           Gereral. Restricted Share Units may be granted alone or in addition to other Awards granted under the Plan. Any Restricted Share Units granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Restricted Share Unit Awards need not be the same with respect to each Grantee. Grantees who are granted Restricted Share Units will enter into an Award Agreement with the Company, in such form as the Committee will determine. Restricted Share Units granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

a)            Terms and Conditions. The form, terms and conditions of each Restricted Share Unit will be determined by the Committee and will be set forth in an Award Agreement. Such terms and conditions may include, the conditions or circumstances upon which such Restricted Share Unit will vest, be forfeited or otherwise modified, and the date or dates upon which any Shares, cash or other property will be delivered to the Grantee in respect of the Restricted Share Units. The Committee will specify in the applicable Award Agreement the circumstances in which Restricted Share Units will be paid or forfeited in the event of a Grantee’s termination of employment.

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b)            Settlement of Restricted Share Units. The Committee, in its sole discretion, may instruct the Company to pay on the date when Shares would otherwise be issued pursuant to a Restricted Share Unit, in lieu of such Shares, a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued. If a Grantee is entitled to receive other shares, securities or other property as a result of an adjustment, pursuant to Section 5, the Committee, in its sole discretion, may instruct the Company to pay, in lieu of such other shares, securities or other property, cash equal to the fair market value thereof as determined in good faith by the Committee. Until the delivery of such Shares, cash, securities or other property, the rights of a Grantee with respect to a Restricted Share Unit will be only those of a general unsecured creditor of the Company

c)            Right to Receive Dividends on Restricted Share Units. Unless the Committee determines otherwise, during the period prior to payment of the Restricted Share Unit, all ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon any Share underlying a Restricted Share Unit had such Shares been issued will be paid only at the time and to the extent such Restricted Share Unit is vested.

Article IX

PERFORMANCE AWARDS

9.1           General. Performance Awards may be granted alone or in addition to other Awards granted under the Plan. Any Performance Awards granted under the Plan will be in such form as the Committee may from time to time approve, and the provisions of Performance Awards need not be the same with respect to each Grantee. Grantees who are granted Performance Awards will enter into an Award Agreement with the Company, in such form as the Committee will determine. Performance Awards granted under the Plan will be subject to the following terms and conditions and to the relevant Award Agreement:

a)            Performance Awards may be denominated as a cash amount, a number of Restricted Shares, a number of Restricted Share Units, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award, including a Cash- Based Award, will constitute a Performance Award by conditioning the right of a Grantee to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. In the event that a share certificate is issued in respect of Performance Awards, such certificates will be registered in the name of the Grantee but will be held by the Company until the time such Performance Awards are earned. The performance conditions and the performance period applicable to each Performance Award will be determined by the Committee and set forth in an Award Agreement.

9.2           Certain Performance Awards. To the extent a Performance Award is intended to satisfy the requirements for deductibility under Section 162(m) of the Code, the Committee will, in accordance with the requirements of Section 162(m), establish written performance criteria for the Company on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other

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business units of the Company, which will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: [market capitalization, liquidity events, earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, shareowner return, return on equity, return on capital or other value-based performance measures] (“Performance Criteria”). Performance Awards may also be payable when Company performance, as measured by one or more of the above Performance Criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee. Performance Awards that are intended to satisfy the requirements for deductibility under Section 162(m) of the Code may not be adjusted upward. The Committee has the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.3           Adjustment. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Criteria. In addition, the Committee is authorized to make adjustments in the terms· and conditions of Performance Awards, including to any applicable Performance Criteria, in recognition of unusual or nonrecurring events (including Adjustment Events, as well as acquisitions and dispositions of businesses and assets) affecting the Company or any business unit of the Company, or the financial statements of the Company or any business unit, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Grantee, and any other circumstances deemed relevant; provided that the Committee will consider the extent to which any such adjustment may cause Awards to fail to be deductible under Section 162(m) of the Code.

9.4           Settlement of Performance Awards; Other Terms. Settlement of Performance Awards will be in cash, Shares, other Awards or other property, or any combination of the foregoing, in the sole discretion of the Committee. The Committee will specify in the applicable Award Agreement the circumstances in which Performance Awards will be paid or forfeited in the event of a Grantee’s termination of employment. Any payment of a Performance Award intended to satisfy the requirements for deductibility under Section 162(m) of the Code will be conditioned on the written certification of the Committee in each case that the Performance Criteria and any other material conditions were satisfied.

Article X

PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER PLAN

10.1         Limited Transfer During Underwritten Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an exercise of an Award.

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10.2         Committee Discretion. The Committee may, in its sole discretion, include in any Agreement an obligation that the Company purchase a Participant’s shares of Common Stock received upon the exercise of an Option (including the purchase of any unexercised Options which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company, upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this Article VIII shall be construed by the Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee may from time to time determine. Notwithstanding any provision herein to the contrary, the Company may upon determination by the Committee assign its right to purchase shares of Common Stock under this Article VIII, whereupon the assignee of such right shall have all the rights, duties and obligations of the Company with respect to purchase of the shares of Common Stock.

10.3         No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award or the Company’s purchase of Common Stock or an Award from such holder in accordance with the terms hereof.

Article XI

CASH-BASED AWARDS AND OTHER AWARDS

11.1         Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee may grant cash-based awards to Grantees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine. The terms and conditions applicable to Cash-Based Awards, including the specified payment amount or payment range, will be as determined by the Committee and set forth in an Award Agreement. The maximum targeted amount awarded or credited with respect to Cash-Based Awards to any individual Grantee in any one calendar year may not exceed $2,000,000.

11.2         Other Awards. The Committee may grant other types of equity-based or equity- related Awards (including unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee will determine. Such Other Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares. The terms and conditions applicable to Other Awards will be as determined by the Committee and set forth in an Award Agreement.

Article XII

CHANGE IN CONTROL PROVISIONS

12.1         Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Agreement, in the event of a Change in Control (as defined in Section 9.1, any Options outstanding as of the date such Change in Control and not then fully vested and exercisable shall become fully vested and exercisable to the full extent of the original grant.

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12.2         Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(a)           any corporation, person or other entity (other than the Company, a majority- owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as defined in Section 13(d)(3) of the Exchange Act becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)           (i) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company’s assets, and (ii) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof;

(c)           the shareholders of the Company approve a plan of liquidation of the Company; or

(d)           within any period of twenty-four (24) consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such twenty-four (24) month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such twenty (24) month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such twenty-four (24) month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

12.3         Additional Discretion. The Committee shall have full discretion, notwithstanding anything herein or in an Agreement to the contrary, to provide, with respect to an outstanding Award upon a Change in Control, that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto.

Article XIII

MISCELLANEOUS

13.1         Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except an amendment (a) made to avoid an expense charge to the Company or an Affiliate, (b) made to cause the Plan to comply with applicable law, or (c) made to permit the Company or an Affiliate a deduction under applicable law. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by law or agreement. The Committee may amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations

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(and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available.

13.2         Unfunded Status of Plan. It is intended that the Plan be an “unfunded” plan for incentive and deferred compensation. The Committee may authorise the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

13.3         No Creditor Rights. Unless otherwise specifically provided in this Plan or in an Agreement, no Award shall be subject to the claims of Participant’s creditors and no Award may be transferred, assigned, alienated or encumbered in any way except as specifically authorized by this Plan and an Agreement entered into thereunder.

13.4         Beneficiary. Each Participant may designate a Beneficiary to exercise any Option or receive any Award held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death. If a deceased Participant has named no Beneficiary, any Award held by the Participant at the time of death shall be transferred to one or more persons or entities who shall constitute the Participant’s Beneficiary under Section 2.4 above. Except in the case of the holder’s incapacity, only the holder may exercise an Option.

13.5         General Provisions.

(a)           Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(b)           Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that is part of the Award that give rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

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(c)           Controlling Law. The Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant.

(d)           Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

13.6         Mitigation of Excise Tax. Except as otherwise provided in an Agreement, if any payment or right accruing to a Participant under this Plan (without the application of this Section 10.6), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), such payment or right shall, if so elected by the Participant in his or her sole discretion, be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of the amount of any potential reduction in the rights or payments shall be made by the Committee in good faith after consultation with the Participant and shall be communicated to Participant prior to his or her making such election. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 13.6 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes.

13.7         Section 409A. If any distribution or settlement of an Award pursuant to the terms of this Plan or an Award Agreement would subject a Grantee to tax under Section 409A of the Code, the Company will use reasonable efforts to modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any diminution in the value of the payments to an affected Grantee.

13.8         No Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as

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provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

13.9         Awards in Substitution for Options Granted by Other Corporations. Awards (including cash in respect of fractional shares) may be granted under the Plan from time to time in substitution for options held by employees or directors of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

13.10         Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate’s board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

13.11         Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such Affiliate, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

13.12         Indemnification. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in settlement thereof, with the Company’s approval, or paid by that person in satisfaction of any judgement in any such action, suit, or proceeding against that person, provided that person shall give the Company an opportunity, at its own expense, to handle and defend the same before that person undertakes to handle and defend it on that person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.13         Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

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13.14         Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

13.15         Successors and· Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s ..heirs, legal representatives, and successors.

13.16         Entire Agreement. This Plan and the Agreement, including any Exhibits thereto, constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of this Plan shall control.

IN WITNESS WHEREOF, this instrument has been executed by the undersigned as of the 13th day of October, 2011.

ONCOBIOLOGICS INC

By:	/s/ Pankaj Mohan
(signature)

Name:	Pankaj Mohan, PhD MBA

Title:	Founder & CEO

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